EXHIBIT 8

Subsidiary	Interest Held	Percentage Interest

Sky Television Limited	BSkyB holds 13,376,982 ordinary shares of £1 each	100%

British Sky Broadcasting Limited (BSkyB Limited)	BSkyB holds 10,000,002 ordinary shares of £1 each	100%

Sports Internet Group Limited	BSkyB holds 38,247,184 ordinary shares of 5p each	100%

Sky In-Home Service Limited	BSkyB Installations Limited, a wholly owned subsidiary of Sky Television Limited holds 1,176,000 ordinary shares of £1 each (plus 400,000 deferred shares of £1 each)	100%

Sky Subscribers Services Limited	BSkyB Limited holds 2 ordinary shares of £1 each	100%

Sky Ventures Limited	BSkyB Limited holds 912 ordinary shares of £1 each	100%

British Interactive Broadcasting Holdings Limited	BSkyB Limited holds 129,740 ordinary shares of £1 each BSkyB holds 522,220 ordinary shares of £1 each	19.9 80.1	% %

British Sky Broadcasting SA	BSkyB Limited holds 12,500 ordinary shares of £12 each	100%

Sky New Media Ventures plc	BSkyB Limited holds 12,500 ordinary shares of £1 each	100%